UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2020

Bristow Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35701	72-1455213
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3151 Briarpark Drive, Suite 700,	Houston,	Texas	77042
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code	(713)	267-7600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VTOL	NYSE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Financial Officer
On September 16, 2020, Bristow Group Inc. (the “Company”) appointed Jennifer D. Whalen, who has been serving as the Company’s interim Senior Vice President, Chief Financial Officer, as Senior Vice President, Chief Financial Officer. Ms. Whalen will continue to serve as the Company’s principal financial officer in this permanent position.
Ms. Whalen, age 46, has served as the Company’s interim Senior Vice President, Chief Financial Officer since the merger of a wholly owned subsidiary of the Company with Bristow Holdings U.S. Inc. (formerly known as Bristow Group Inc.) in June 2020. Prior to that, she served as the Company’s Senior Vice President, Chief Financial Officer from February 2018 to June 2020; Vice President, Acting Chief Financial Officer from June 2017 to February 2018; and Vice President, Chief Accounting Officer from August 2013 to June 2017. Ms. Whalen joined the Company as Controller in April 2012. From August 2007 to March 2012, she served in several capacities at nLIGHT Photonics Corporation, a supplier of high-performance lasers, including as Director of Accounting. Prior to these roles, she served as the Manager of Accounting at InFocus Corporation for over two years. After serving in the U.S. military, Ms. Whalen started her career in public accounting in the assurance practice group at PricewaterhouseCoopers for approximately five years. She received a Bachelor of Science degree in Accounting from Alabama A&M University and a master’s degree in Accounting from the University of Southern California.
In connection with her appointment as Senior Vice President, Chief Financial Officer, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company recommended, and the Board approved, adjustments to Ms. Whalen’s annual base salary and target bonus opportunity under the annual cash bonus plan for fiscal year 2021 previously recommended by the Committee and approved by the Board. Effective September 1, 2020, Ms. Whalen’s annual base salary will be adjusted from $310,000 to $380,000, her target bonus opportunity for the current fiscal year will be 75% of her then current base salary and her annual equity grant target under the Company's long-term equity incentive programs shall be 150% of her then current base salary. In addition, on September 16, 2020, Ms. Whalen was granted a one-time equity award consisting of 11,667 shares of performance-vested restricted stock units and 11,667 stock options. The equity awards were issued pursuant to the terms of the Company’s 2012 Share Incentive Plan and the form of award agreement previously approved by the Board.
Ms. Whalen will continue to be eligible to participate in the Company’s other benefits, and no other adjustment will be made to her compensation arrangements in connection with her appointment as Senior Vice President, Chief Financial Officer.
The selection of Ms. Whalen to serve as the Company’s Senior Vice President, Chief Financial Officer was not made pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Ms. Whalen and any director or other executive officer of the Company, and there are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K) involving Ms. Whalen and the Company and/or its subsidiaries.
Item 7.01. Regulation FD Disclosure.
On September 16, 2020, the Company issued a press release announcing the appointment of Ms. Whalen as the Company’s Senior Vice President, Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.
The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as may be expressly set forth by specific reference in such filing.
Item 8.01.    Other Events.
On September 16, 2020, the Board authorized a stock repurchase plan providing for the repurchase of up to $75 million of the Company's common stock. Repurchases under the program may be made in the open market, including pursuant to a Rule 10b5-1 plan, by block repurchases, in private transactions (including with related parties) or otherwise, from time to time, depending on market conditions. The repurchase program does not require the Company to acquire any specific number of shares and may be terminated or suspended at any time.
A copy of the Company's press release announcing the share repurchase program is furnished as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this Item 8.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, and shall not be incorporated by reference into any filings made by the Company under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated September 16, 2020.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.
Date: September 16, 2020	By:	/s/ Crystal L. Gordon
Crystal L. Gordon Senior Vice President, General Counsel and Corporate Secretary